Exhibit 10.2

Trex Company, Inc.

Description of Management Compensatory Plans and Arrangements

Components of Executive Compensation

In accordance with the rules of the New York Stock Exchange, all components of compensation for the chief executive officer and other executive officers of Trex Company (the “Company”) are determined by the compensation committee of the board of directors, all of whom meet the independence requirements prescribed by such rules.

The Company’s executive compensation program includes a base salary, annual cash bonuses and long-term incentive compensation in the form of stock appreciation right awards and restricted shares issued under the Trex Company, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”).

Base Salary. Base salaries are the only non-variable element of the Company’s total compensation. They reflect each executive officer’s responsibilities, the impact of each executive officer’s position, and the contributions each executive officer delivers to the Company. Salaries are determined by competitive levels in the market for executives with comparable responsibilities and job scope based on the Company’s peer group and the results of executive compensation surveys, as well as the Company’s internal equity considerations. Each year, at its February meeting, the compensation committee reviews and establishes the base salaries of the Company’s executive officers. Salary increases, if any, are based on individual performance, market conditions and company performance. To gauge market conditions, the compensation committee evaluates the peer group and market data compiled by its consultant. Base salaries are set upon review of the peer group and market data provided to the compensation committee upon consideration of the executive officer’s experience, tenure, performance and potential.

Annual Cash Bonuses. The Company pays annual cash bonuses to its Chief Executive Officer, other executive officers, and other key employees generally based upon the achievement of the Company’s planned earnings per share objective, or “EPS,” for the fiscal year, which is approved by the board of directors in the first quarter of the year.

For each fiscal year, each participant in the plan is assigned a “target bonus,” which is expressed as a percentage of the participant’s annual base salary. The cash bonus amount paid to a participant is determined by multiplying their target bonus by a performance percentage, which is calculated based on the extent to which the planned EPS objective is achieved, subject to the discretion of the compensation committee to increase or decrease such amount. Bonus payments are conditional upon the participant’s continued employment by the Company through the date of grant, and are pro rated for employees who have served for less than a full year.

Long-Term Incentive Compensation. The Company maintains a long-term executive incentive compensation plan for the benefit of its Chief Executive Officer, other executive officers, and other key employees. Awards under the plan are in the form of equity-based awards under the Stock Incentive Plan and are made by the compensation committee. The total target long-term incentive award for each participant in the plan is expressed as a percentage of the participant’s base salary. The compensation committee retains discretion to adjust the target percentage award based upon each person’s current performance and anticipated future contributions to the Company’s results, as well as the amount and terms of equity-based awards previously granted by the Company to such person.

Personal Benefits and Perquisites. The Company maintains a limited number of benefit programs available solely to the Company’s executive officers. The personal benefits are considered to constitute a part of the Company’s overall program and are presented in this light as part of the total compensation package approved by the compensation committee at the time of an executive officer’s hiring or promotion, as part of the compensation committee’s review of each executive officer’s annual total compensation, and in compensation discussions with executive officers.

Other Compensatory Plans

The Company’s executive officers also are eligible to participate in the Company’s 401(k) plan, which is available to all regular Company employees.